Exhibit 99.1

Cordia Expects to Report Revenue Growth for 4th Quarter 2006 and First Quarter 2007

WINTER GARDEN, Florida, – (BUSINESS WIRE) – January 30, 2007 – Cordia Corporation (“Cordia”) (OTCBB: CORG), a global communications service provider, announced today that it expects to report revenues in excess of approximately $9,000,000 for the 4th quarter of 2006, and revenues in excess of approximately $10,000,000 for the 1st quarter of 2007. The Company reported that total subscriber lines grew by approximately 15% during the 4th quarter to approximately 60,000 subscriber lines.

In addition, the Company announced that is has successfully begun the process of moving a significant portion of its sales and marketing operation offshore and as a result it expects to reduce its per subscriber sales acquisition costs during 2007. With the increase in revenues and reduction in expenses, the Company expects to return to profitability during 2007.

Kevin Griffo, Cordia’s President, commented, “We are pleased to see that the hard work we put into operations of the Company over the last year is beginning to bear fruit. The majority of our growth is coming from our CLEC operations, though we are seeing some revenue growth in IP communications as well. For 2007, we expect continued moderate growth as we focus on improving our operating efficiencies, reducing costs, and strengthening our bottom-line results.”

The Company expects to announce year-end results and hold a conference call to discuss the results during the week of April 2, 2007.

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp., CordiaIP Corp., My Tel Co, Inc., and Cordia International Corp., offers business, residential and wholesale customers local and long distance telecommunications services in more than sixty (60) countries utilizing traditional wireline and Voice over Internet Protocol (“VoIP”) technologies.  In addition, Cordia develops and provides a suite of proprietary Web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

Cordia Corporation

Kevin Griffo, 866-777-7777

kgriffo@cordiacorp.com